Exhibit 99

FOR IMMEDIATE RELEASE

September 22, 2015

Contact: (analysts) Jeff Siemon: 763-764-2301

(media) Kirstie Foster: 763-764-6364

GENERAL MILLS REPORTS FISCAL 2016 FIRST-QUARTER RESULTS

Company Reports Strong Operating Results and Reaffirms 2016 Full-year Growth Goals Excluding Impact of Proposed Green Giant Divestiture

MINNEAPOLIS, MINN.—General Mills (NYSE: GIS) today reported results for the first quarter of fiscal 2016.

First Quarter Results Summary

•	Net sales declined 1 percent to $4.21 billion. On a constant-currency basis, net sales increased 4 percent.

•	Segment operating profit totaled $826 million, up 20 percent. In constant currency, total segment operating profit increased 23 percent.

•	Diluted earnings per share (EPS) totaled 69 cents compared to 55 cents a year ago.

•	Adjusted diluted EPS, which excludes certain items affecting comparability of results, totaled 79 cents in the first quarter of 2016, up 30 percent from 61 cents in last year’s first quarter. On a constant-currency basis, adjusted diluted EPS increased 36 percent.

Please see Note 8 to the Consolidated Financial Statements below for reconciliation of non-GAAP measures used in this release.

General Mills Chairman and Chief Executive Officer Ken Powell said, “In July, we said our 2016 plans anticipated strong first-quarter growth thanks to our expanded Consumer First initiatives, the benefit of our cost-savings projects, and an easy prior-year comparison. Our U.S. Retail segment posted 4 percent net sales growth in the first quarter, with increases in our cereal, meals, yogurt, and snacks businesses. Net sales for the Convenience Stores and Foodservice segment increased 1 percent. And our International segment achieved 5 percent net sales growth in constant currency, led by excellent results in Europe and Canada. This strong net sales performance, combined with significant margin expansion efforts, drove double-digit growth in total segment operating profit and adjusted diluted EPS. These results represent a positive first step in delivering our full-year fiscal 2016 growth objectives.”

Net sales for the 13 weeks ended August 30, 2015, declined 1 percent to $4.21 billion, as foreign currency exchange reduced net sales growth by 5 percentage points. On a constant-currency basis, net sales grew 4 percent, including 2 points of growth contributed by the Annie’s business acquired in October 2014. Pound volume was 2 percent above year-ago levels. Net price realization and mix contributed 2 points of net sales growth. Adjusted gross margin, which excludes mark-to-market effects and certain other items affecting comparability, increased 290 basis points due to improved net price realization and savings from our cost-reduction initiatives. Selling, general and administrative expenses (SG&A) declined 6 percent, driven by savings from Project Catalyst and a 5 percent decrease in advertising and media expense (please see Note 4 below for more information on our restructuring actions). Total segment operating profit rose 20 percent to $826 million. On a constant-currency basis, total segment operating profit increased 23 percent. The company posted restructuring and project-related charges totaling $95 million pretax in the first quarter, including $35 million recorded in cost of sales (please see Note 4 below for more information on these charges). Net earnings attributable to General Mills totaled $427 million and diluted earnings per share totaled 69 cents. Adjusted diluted EPS, which excludes certain items affecting comparability, totaled 79 cents compared to 61 cents a year ago. On a constant-currency basis, first-quarter adjusted diluted EPS increased 36 percent.

U.S. Retail Segment Results

First-quarter net sales for General Mills’ U.S. Retail segment totaled $2.53 billion, up 4 percent from the prior year. Pound volume contributed 1 point of net sales growth, and net price realization and mix added 3 points of growth. Annie’s contributed 3 points of net sales growth. The Cereal, Meals, Yogurt, and Snacks operating units posted net sales gains for the quarter, while sales for the Baking Products unit were comparable to last year. U.S. Retail segment operating profit totaled $630 million, up 38 percent from the year-ago period that saw a 25 percent profit decline. The increase in segment operating profit in the quarter was driven by a comparison to a year-ago period with high promotional expense, a decrease in SG&A expenses, and lower supply chain costs.

International Segment Results

First-quarter net sales for General Mills’ consolidated international businesses increased 5 percent in constant currency. On a reported basis, net sales declined 11 percent to $1.20 billion, as foreign currency exchange reduced net sales growth by 16 percentage points. Pound volume added 4 points of net sales growth, while net price realization and mix added 1 point of growth. Constant-currency net sales rose 7 percent in Europe, 5 percent in Canada, 3 percent in the Asia/Pacific region, and 3 percent in Latin America. International segment operating profit declined 20 percent to $117 million, including 17 points of unfavorable foreign currency exchange. Constant-currency segment operating profit declined 3 percent compared to the year-ago period when profit increased 17 percent in constant currency.

Convenience Stores and Foodservice Segment Results

First-quarter net sales for the Convenience Stores and Foodservice segment increased 1 percent to $478 million, reflecting increased pound volume. Snacks, frozen meals, mixes, and cereal led sales performance in the quarter. Segment operating profit declined 9 percent to $80 million, driven by higher input costs and a comparison to 18 percent profit growth in the year-ago period.

Joint Venture Summary

Combined after-tax earnings from the Cereal Partners Worldwide (CPW) and Häagen-Dazs Japan (HDJ) joint ventures totaled $26 million, essentially matching year-ago results. Constant-currency after-tax earnings from joint ventures grew 16 percent. Constant-currency net sales grew 9 percent for HDJ, and were down 2 percent for CPW.

Corporate Items

Unallocated corporate items totaled $83 million net expense in the first quarter of fiscal 2016, compared to $119 million net expense a year earlier. Excluding mark-to-market valuation effects and restructuring and project-related charges, unallocated corporate items totaled $51 million net expense this year compared to $70 million net expense a year ago.

Net interest expense totaled $75 million in this year’s first quarter, compared to $78 million a year ago. The effective tax rate was 32.7 percent in the first quarter. Excluding items affecting comparability, the adjusted effective tax rate was 32.3 percent for the first quarter, essentially matching the year-ago period.

Cash Flow Items

Cash provided by operating activities totaled $431 million in the first quarter, up 31 percent from the prior year due to higher net earnings. Capital investments in the period totaled $147 million. Dividends paid increased to $266 million. During the quarter, General Mills repurchased 2.7 million shares of common stock at an aggregate price of $152 million. Average diluted shares outstanding for the first quarter of 2016 totaled 616 million, down 2 percent from last year’s first-quarter average of 629 million.

Proposed Green Giant Divestiture

On September 3, 2015, General Mills announced the proposed sale of the Green Giant and Le Sueur vegetables businesses to B&G Foods, Inc., (NYSE: BGS) for $765 million in cash, subject to an inventory adjustment at closing. General Mills will continue to operate the Green Giant business in Europe and select other export markets under license from B&G Foods. The transaction, which is subject to regulatory approval, is expected to close by the end of the calendar year. General Mills expects to use the net proceeds for share repurchases and debt reduction. The company anticipates the transaction will be dilutive to fiscal 2016 earnings per share in the range of approximately 5 to 7 cents, excluding transaction costs and a one-time gain on the sale.

Outlook

Powell said, “We’re pleased with our progress in the first quarter. At the same time, we know there is more work to be done to achieve our 2016 objectives. We remain focused on generating sustainable topline growth by expanding the impact of our Consumer First strategy while we continue to increase our efficiency and improve our margins.”

General Mills reiterated its full-year growth targets for 2016, which currently exclude any impact from the proposed Green Giant divestiture:

•	Net sales in constant currency are expected to essentially match the 2015 levels that included a 53rd week.

•	Total segment operating profit is expected to grow at a low single-digit rate in constant currency.

•	Constant-currency adjusted diluted EPS is expected to grow at a mid single-digit rate from the base of $2.86 earned in fiscal 2015. At current exchange rates, the company estimates a 9-cent headwind from currency translation in 2016.

General Mills will hold a briefing for investors today, September 22, 2015, beginning at 8:30 a.m. Eastern time. You may access the web cast from General Mills’ internet home page: generalmills.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Outlook,” and statements made by Mr. Powell, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in the legal and regulatory environment, including labeling and advertising regulations and litigation; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, and energy; disruptions or inefficiencies in the supply chain; effectiveness of restructuring and cost savings initiatives; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. Forward-looking statements regarding the sale of our Green Giant business are subject to obtaining necessary approvals and consents for the transaction, fulfillment of other transaction conditions, economic conditions, and overall business and capital allocation strategy. The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

Consolidated Statements of Earnings and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended
	Aug. 30, 2015	Aug. 24, 2014	% Change
Net sales	$4,207.9	$4,268.4	(1.4)%
Cost of sales	2,653.3	2,829.7	(6.2)%
Selling, general, and administrative expenses	811.2	867.2	(6.5)%
Restructuring, impairment, and other exit costs	60.1	14.0	NM

Operating profit	683.3	557.5	22.6%
Interest, net	75.3	78.5	(4.1)%

Earnings before income taxes and after-tax earnings from joint ventures	608.0	479.0	26.9%
Income taxes	198.6	152.6	30.1%
After-tax earnings from joint ventures	25.7	26.0	(1.2)%

Net earnings, including earnings attributable to redeemable and noncontrolling interests	435.1	352.4	23.5%
Net earnings attributable to redeemable and noncontrolling interests	8.5	7.2	NM

Net earnings attributable to General Mills	$426.6	$345.2	23.6%

Earnings per share—basic	$0.71	$0.56	26.8%

Earnings per share—diluted	$0.69	$0.55	25.4%

Dividends per share	$0.44	$0.41	7.3%

	Quarter Ended
	Aug. 30, 2015	Aug. 24, 2014	Basis Pt Change
Comparisons as a % of net sales:
Gross margin	36.9%	33.7%	320
Selling, general, and administrative expenses	19.3%	20.3%	(100)
Operating profit	16.2%	13.1%	310
Net earnings attributable to General Mills	10.1%	8.1%	200

	Quarter Ended
	Aug. 30, 2015	Aug. 24, 2014	Basis Pt Change
Comparisons as a % of net sales excluding certain items affecting comparability (a):
Adjusted gross margin	37.7%	34.8%	290
Adjusted operating profit	18.4%	14.5%	390
Adjusted net earnings attributable to General Mills	11.6%	8.9%	270

(a)	See Note 8 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).

See accompanying notes to consolidated financial statements.

Operating Segment Results and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Quarter Ended
	Aug. 30, 2015	Aug. 24, 2014	% Change
Net sales:
U.S. Retail	$2,531.2	$2,444.3	3.6%
International	1,199.0	1,351.1	(11.3)%
Convenience Stores and Foodservice	477.7	473.0	1.0%

Total	$4,207.9	$4,268.4	(1.4)%

Operating profit:
U.S. Retail	$629.7	$457.2	37.7%
International	117.0	146.0	(19.9)%
Convenience Stores and Foodservice	79.8	87.3	(8.6)%

Total segment operating profit	826.5	690.5	19.7%
Unallocated corporate items	83.1	119.0	(30.2)%
Restructuring, impairment, and other exit costs	60.1	14.0	NM

Operating profit	$683.3	$557.5	22.6%

	Quarter Ended
	Aug. 30, 2015	Aug. 24, 2014	Basis Pt Change
Segment operating profit as a % of net sales:
U.S. Retail	24.9%	18.7%	620
International	9.8%	10.8%	(100)
Convenience Stores and Foodservice	16.7%	18.4%	(170)

Total segment operating profit	19.6%	16.2%	340

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions, Except Par Value)

	Aug. 30, 2015	Aug. 24, 2014	May 31, 2015
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$450.6	$841.2	$334.2
Receivables	1,531.5	1,623.3	1,386.7
Inventories	1,795.8	1,823.3	1,540.9
Deferred income taxes	87.6	66.6	100.1
Prepaid expenses and other current assets	439.6	338.6	423.8

Total current assets	4,305.1	4,693.0	3,785.7
Land, buildings, and equipment	3,679.2	3,907.0	3,783.3
Goodwill	8,857.7	8,608.1	8,874.9
Other intangible assets	4,655.0	4,967.9	4,677.0
Other assets	825.9	1,169.2	811.2

Total assets	$22,322.9	$23,345.2	$21,932.1

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,759.6	$1,571.3	$1,684.0
Current portion of long-term debt	1,000.3	855.4	1,000.4
Notes payable	823.7	1,795.4	615.8
Other current liabilities	1,716.3	1,571.0	1,589.9

Total current liabilities	5,299.9	5,793.1	4,890.1
Long-term debt	7,609.7	6,641.5	7,575.3
Deferred income taxes	1,560.7	1,668.6	1,550.3
Other liabilities	1,714.0	1,600.1	1,744.8

Total liabilities	16,184.3	15,703.3	15,760.5

Redeemable interest	786.6	959.1	778.9
Stockholders’ equity:
Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5	75.5
Additional paid-in capital	1,232.1	1,237.5	1,296.7
Retained earnings	12,150.9	11,878.0	11,990.8
Common stock in treasury, at cost, shares of 154.9, 149.2 and 155.9	(6,089.2)	(5,613.8)	(6,055.6)
Accumulated other comprehensive loss	(2,420.2)	(1,374.9)	(2,310.7)

Total stockholders’ equity	4,949.1	6,202.3	4,996.7
Noncontrolling interests	402.9	480.5	396.0

Total equity	5,352.0	6,682.8	5,392.7

Total liabilities and equity	$22,322.9	$23,345.2	$21,932.1

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Three-Month Period Ended
	Aug. 30, 2015	Aug. 24, 2014
Cash Flows—Operating Activities
Net earnings, including earnings attributable to redeemable and noncontrolling interests	$435.1	$352.4
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	143.9	150.3
After-tax earnings from joint ventures	(25.7)	(26.0)
Distributions of earnings from joint ventures	19.1	24.5
Stock-based compensation	31.3	45.6
Deferred income taxes	20.7	17.4
Tax benefit on exercised options	(37.4)	(16.7)
Pension and other postretirement benefit plan contributions	(10.6)	(12.3)
Pension and other postretirement benefit plan costs	29.5	23.1
Restructuring, impairment, and other exit costs	47.5	12.8
Changes in current assets and liabilities, excluding the effects of acquisitions	(200.2)	(211.2)
Other, net	(22.3)	(30.5)

Net cash provided by operating activities	430.9	329.4

Cash Flows—Investing Activities
Purchases of land, buildings, and equipment	(147.2)	(148.6)
Acquisitions, net of cash acquired	—	(12.9)
Investments in affiliates, net	1.0	(33.2)
Proceeds from disposal of land, buildings, and equipment	0.4	0.3
Other, net	6.7	(2.8)

Net cash used by investing activities	(139.1)	(197.2)

Cash Flows—Financing Activities
Change in notes payable	211.7	631.9
Issuance of long-term debt	—	271.3
Payment of long-term debt	(0.2)	(393.4)
Proceeds from common stock issued on exercised options	47.7	17.5
Tax benefit on exercised options	37.4	16.7
Purchases of common stock for treasury	(152.1)	(438.8)
Dividends paid	(266.5)	(254.4)
Distributions to noncontrolling and redeemable interest holders	(35.0)	(0.8)
Other, net	0.1	(3.1)

Net cash used by financing activities	(156.9)	(153.1)

Effect of exchange rate changes on cash and cash equivalents	(18.5)	(5.2)

Increase (decrease) in cash and cash equivalents	116.4	(26.1)
Cash and cash equivalents—beginning of year	334.2	867.3

Cash and cash equivalents—end of period	$450.6	$841.2

Cash Flow from Changes in Current Assets and Liabilities, excluding the effects of acquisitions:
Receivables	$(162.6)	$(145.1)
Inventories	(275.2)	(237.2)
Prepaid expenses and other current assets	(34.3)	58.1
Accounts payable	132.8	42.4
Other current liabilities	139.1	70.6

Changes in current assets and liabilities	$(200.2)	$(211.2)

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)	The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

(2)	Beginning with the second quarter of fiscal 2015, we realigned certain operating units within our U.S. Retail operating segment. We also changed the name of our Yoplait operating unit to Yogurt and our Big G operating unit to Cereal. Frozen Foods transitioned into Meals and Baking Products. Small Planet Foods transitioned into Snacks, Cereal, and Meals. The Yogurt operating unit was unchanged. We revised the amounts previously reported in the net sales percentage change by operating unit within our U.S. Retail segment. These realignments had no effect on previously reported consolidated net sales, operating segments’ net sales, operating profit, segment operating profit, net earnings attributable to General Mills or earnings per share.

(3)	On October 21, 2014, we acquired Annie’s, Inc. (Annie’s), a publicly traded food company headquartered in Berkeley, California, for an aggregate purchase price of $821.2 million, which we funded by issuing debt. We consolidated Annie’s into our Consolidated Balance Sheets and recorded goodwill of $589.8 million, an indefinite lived intangible asset for the Annie’s brand of $244.5 million and a finite lived customer relationship asset of $23.9 million. The pro forma effects of this acquisition were not material.

After the end of the first quarter of fiscal 2016, we reached a definitive agreement to sell our Green Giant business in our U.S. Retail segment and a portion of the business in our International segment for $765 million in cash, subject to an inventory adjustment at closing. We expect this transaction to close subject to regulatory approval in fiscal 2016. We expect to record a gain on the sale of this business during the quarter in which the transaction closes.

(4)	We are currently pursuing several multi-year restructuring initiatives designed to increase our efficiency and focus our business behind our key growth strategies. Charges related to these activities were as follows:

	Quarter Ended
In Millions	Aug. 30, 2015	Aug. 24, 2014
Cost of sales	$21.8	$—
Restructuring, impairment, and other exit costs	60.1	14.0

Total restructuring charges	$81.9	$14.0

Project-related costs classified in cost of sales	$13.1	$—

In the first quarter of fiscal 2016, we approved Project Compass, a restructuring plan designed to enable our International segment to accelerate long-term growth through increased organizational effectiveness and reduced administrative expense. In connection with this project, we expect to eliminate approximately 675 to 725 positions. We expect to incur approximately $59 million of net expenses relating to this action, of which approximately $56 million will be cash. We recorded $52 million of restructuring charges in the first quarter of fiscal 2016 relating to this action. We expect this action to be completed by early fiscal 2017.

Project Century (Century) is a review of our North American manufacturing and distribution network to streamline operations and identify potential capacity reductions. In the first quarter of fiscal 2016, we recorded $25 million of restructuring charges related to Century actions previously announced.

As part of Century, in the first quarter of fiscal 2016, we notified the employees at our snacks manufacturing facility in Joplin, Missouri of our decision to close this plant in our U.S. Retail supply chain. This action will affect approximately 120 positions and we expect to incur approximately $12 million of net expenses relating to this action, of which approximately $5 million will be cash. We recorded $5 million of restructuring charges in the first quarter of fiscal 2016 relating to this action. We expect this action to be completed by the end of fiscal 2018.

During the second quarter of fiscal 2015, we approved Project Catalyst, a restructuring plan to increase organizational effectiveness and reduce overhead expense. In connection with this project, we expect to eliminate approximately 800 positions primarily in the United States. We expect to incur approximately $148 million of net expenses relating to these actions, of which approximately $118 million will be cash. These actions were largely completed in fiscal 2015.

During the first quarter of fiscal 2015, we approved a plan to combine certain Yoplait and General Mills operational facilities within our International segment to increase efficiencies and reduce costs. This action will affect approximately 240 positions. We expect to incur approximately $15 million of net expenses relating to this action, of which approximately $14 million will be cash. We recorded $14 million of restructuring charges in the first quarter of fiscal 2015 relating to this action. We expect this action to be completed in fiscal 2016.

During the three-month period ended August 30, 2015, we paid $34 million in cash related to restructuring initiatives.

In addition to restructuring charges, we expect to incur approximately $71 million of additional restructuring initiative project-related costs, which will be recorded in cost of sales, all of which will be cash. We recorded $13 million in the first quarter of fiscal 2016 for project-related costs.

Restructuring charges and project-related costs are summarized as follows:

In Millions	Quarter Ended Aug. 30, 2015		Fiscal Year Ended May. 31, 2015		Estimated Future		Estimated Total		Estimated Savings (b)
	Charge	Cash	Charge	Cash	Charge	Cash	Charge	Cash
Compass	$51.5	$8.6	$—	$—	$8	$47	$59	$56
Total Century (a)	30.2	5.8	181.8	12.0	88	104	300	122
Catalyst	0.2	19.7	148.4	45.0	—	53	148	118
Combination of certain operational facilities	—	0.2	13.9	6.5	1	7	15	14
Other	—	—	(0.6)	0.1	—	—	—	—

Total restructuring charges	81.9	34.3	343.5	63.6	97	211	522	310
Project-related costs	13.1	12.2	13.2	9.7	45	49	71	71

Restructuring charges and project-related costs	$95.0	$46.5	$356.7	$73.3	$142	$260	$593	$381	$400

(a) Includes $21.8 million of restructuring charges recorded in cost of sales during fiscal 2016.

(b) Cumulative savings targeted by fiscal 2017. Includes savings from SG&A cost reduction projects.

(5)	For the first quarter of fiscal 2016, unallocated corporate expense totaled $83 million compared to $119 million in the same period last year. We recorded a $3 million net decrease in expense related to the mark-to-market valuations of certain commodity positions and grain inventories in the first quarter of fiscal 2016, compared to a $49 million net increase in expense in the first quarter of fiscal 2015. In addition, we recorded $22 million of restructuring charges and $13 million of restructuring initiative project-related costs in the first quarter of fiscal 2016.

(6)	Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended
In Millions, Except per Share Data	Aug. 30, 2015	Aug. 24, 2014
Net earnings attributable to General Mills	$426.6	$345.2

Average number of common shares—basic EPS	601.7	612.6
Incremental share effect from: (a)
Stock options	10.4	12.1
Restricted stock, restricted stock units, and other	3.4	4.4

Average number of common shares—diluted EPS	615.5	629.1

Earnings per share—basic	$0.71	$0.56
Earnings per share—diluted	$0.69	$0.55

(a)	Incremental shares from stock options and restricted stock units are computed by the treasury stock method.

(7)	The effective tax rate for the first quarter of fiscal 2016, was 32.7 percent compared to 31.8 percent for the first quarter of fiscal 2015. The 0.9 percentage point increase was primarily due to changes in the mix of earnings by country, including the impact of restructuring charges.

(8)

We have included ten measures in this release that are not defined by generally accepted accounting principles (GAAP): (1) constant-currency net sales growth rate, (2) diluted EPS excluding certain items affecting comparability, (3) diluted EPS excluding certain items affecting comparability growth rate on a constant-currency basis, (4) total segment operating profit, (5) constant-currency total segment operating profit growth rate, (6) constant-currency International segment operating profit growth rate, (7) constant-currency net sales growth rates for our International segment, (8) constant-currency after-tax earnings from joint ventures growth rate, (9) earnings comparisons as a percent of net sales excluding certain items affecting comparability, and (10) effective income tax rates excluding certain items affecting comparability. We believe that these measures provide useful supplemental information to assess our operating performance. These measures are reconciled below to the measures as reported in accordance with GAAP, and should be viewed in addition to, and not in lieu of, our diluted EPS and operating performance measures as calculated in accordance with GAAP.

Certain measures in this release are presented excluding the impact of foreign currency exchange. To present this information, current period results for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

Constant-currency net sales growth rate follows:

	Quarter Ended Aug. 30, 2015
	Percentage Change in Net Sales as Reported	Impact of Foreign Currency Exchange		Percentage Change in Net Sales on Constant- Currency Basis
Total Net Sales	(1)%	(5	)pts	4%

Diluted EPS excluding certain items affecting comparability and the related constant-currency growth rate follow:

	Quarter Ended
Per Share Data	Aug. 30, 2015	Aug. 24, 2014	Change
Diluted earnings per share, as reported	$0.69	$0.55	25%
Mark-to-market effects (a)	—	0.05
Restructuring costs (b)	0.09	0.01
Project-related costs (b)	0.01	—

Diluted earnings per share, excluding certain items affecting comparability	$0.79	$0.61	30%

Foreign currency exchange impact			(6)%

Diluted earnings per share growth, excluding certain items affecting comparability, on a constant-currency basis			36%

(a)	See Note 5.
(b)	See Note 4.

A reconciliation of total segment operating profit to the relevant GAAP measure, operating profit, is included in the Statements of Operating Segment Results.

Constant-currency total segment operating profit growth rate follows:

	Quarter Ended Aug. 30, 2015
	Percentage Change in Total Segment Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Total Segment Operating Profit on Constant-Currency Basis
Total Segment Operating Profit	20%	(3	)pts	23%

Constant-currency International segment operating profit growth rate follows:

	Quarter Ended Aug. 30, 2015
	Percentage Change in Segment Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Segment Operating Profit on Constant- Currency Basis
International Segment Operating Profit	(20)%	(17	)pts	(3)%

Constant-currency International segment region net sales growth rates follow:

	Quarter Ended Aug. 30, 2015
	Percentage Change in Net Sales as Reported	Impact of Foreign Currency Exchange		Percentage Change in Net Sales on Constant- Currency Basis
Europe	(10)%	(17	)pts	7%
Canada	(11)	(16)		5
Asia/Pacific	Flat	(3)		3
Latin America	(26)	(29)		3

Total International	(11)%	(16	)pts	5%

Constant-currency after-tax earnings from joint ventures growth rate follows:

	Quarter Ended Aug. 30, 2015
	Percentage Change in After-tax Earnings from Joint Ventures as Reported	Impact of Foreign Currency Exchange		Percentage Change in After-tax Earnings from Joint Ventures on Constant-Currency Basis
Total Joint Ventures	(1)%	(17	)pts	16%

Earnings comparisons as a percent of net sales excluding certain items affecting comparability follow:

	Quarter Ended
In Millions	Aug. 30, 2015		Aug. 24, 2014
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$1,554.6	36.9%	$1,438.7	33.7%
Mark-to-market effects (b)	(2.7)	—%	49.2	1.1%
Restructuring charges (c)	21.8	0.5%	—	—%
Project-related costs (c)	13.1	0.3%	—	—%

Adjusted gross margin	$1,586.8	37.7%	$1,487.9	34.8%

Operating profit as reported	$683.3	16.2%	$557.5	13.1%
Mark-to-market effects (b)	(2.7)	—%	49.2	1.1%
Restructuring charges (c)	81.9	1.9%	14.0	0.3%
Project-related costs (c)	13.1	0.3%	—	—%

Adjusted operating profit	$775.6	18.4%	$620.7	14.5%

Net earnings attributable to General Mills as reported	$426.6	10.1%	$345.2	8.1%
Mark-to-market effects, net of tax (b)	(1.7)	—%	31.0	0.7%
Restructuring charges, net of tax (c)	56.2	1.3%	4.8	0.1%
Project-related costs, net of tax (c)	8.2	0.2%	—	—%

Adjusted net earnings attributable to General Mills	$489.3	11.6%	$381.0	8.9%

(a)	Net sales less cost of sales.
(b)	See Note 5.
(c)	See Note 4.

A reconciliation of the effective income tax rate as reported to the effective income tax rate excluding certain items affecting comparability follows:

	Quarter Ended
	Aug. 30, 2015		Aug. 24, 2014
In Millions	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$608.0	$198.6	$479.0	$152.6
Mark-to-market effects (b)	(2.7)	(1.0)	49.2	18.2
Restructuring charges (c)	81.9	23.6	14.0	4.6
Project-related costs (c)	13.1	4.9	—	—

As adjusted	$700.3	$226.1	$542.2	$175.4

Effective tax rate:
As reported		32.7%		31.8%
As adjusted		32.3%		32.3%

(a)	Earnings before income taxes and after-tax earnings from joint ventures.
(b)	See Note 5.
(c)	See Note 4.